EXHIBIT 10.4







September 5, 2003



To:     Lenders under the Calpine Corporation Credit Agreement

From:   Calpine Corporation

Re: Technical Correction to Amendment and Waiver Request Concerning Proposed South Point and Broad River Stock Pledges (the "Amendment and Waiver Request")

Ladies and Gentlemen:

It has come to our attention that a technical correction needs to be made to the Amendment and Waiver Request dated August 28, 2003.

Background: In March of 2003 (prior to the July 16, 2003 closing of the Amended and Restated Credit Agreement), the contract entered into with the California Department of Water Resources in connection with Calpine's 11 LM-6000 peaking units (the "California Peaker Contract") was assigned by Calpine Energy Services, L.P. ("CES") to Calpine California Equipment Finance Company, LLC, a non-CES subsidiary of Calpine Corporation, in connection with the non-recourse bank financing of Calpine's California peaking projects. In connection with the proposed non-recourse bond financing of these peaking units, which is scheduled to close the week of September 8, the California Peaker Contract will be transferred to Gilroy Energy Center, LLC, another subsidiary of Calpine. However, primarily for tax planning purposes, such transfer required the rescission of the initial assignment, such that the California Peaker Contract has temporarily resided at CES for a short period after the July 16 closing. Consequently, as a technical matter, this contract would fall within the existing definition of "CES Asset", even though it was not a "CES Asset" at the time of closing the Amended and Restated Credit Agreement and was never intended to be part of the group of contracts owned by CES. To avoid the unintentional application of the Credit Agreement provisions relating to the transfer of CES Assets, the definition of "Designated CES Contracts" will need to be amended to include the California Peaker Contract (and thus exclude the California Peaker Contract from the definition of CES Assets in relevant respects).

Amendment: With the approval of the requisite Lenders, the definition of "Designated CES Contracts" will be deemed amended to read as follows (new language is underlined):

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     "Designated CES Contracts"  means (i) the agreements  pledged to secure the
CCFCII Credit Agreement and listed on Annex B to the Amendment and Waiver Request Concerning Proposed South Point and Broad River Stock Pledges, dated August 28, 2003, from the Borrower to the Lenders and (ii) Confirmation Letter No. 3 related to 11 LM-6000 peaking units, entered into pursuant to the Master Power Purchase and Sale Agreement dated as of April 22, 2002 between Calpine Energy Services, L.P. and the State of California Department of Water Resources, as amended and assigned from time to time.

     Please provide your institution's acknowledgment and approval to this Technical Correction at your earliest opportunity by sending an email or fax message to the attention of Isabel Abella of Scotia Capital at isabel_abella@scotiacapital.com (fax number: (212) 225-5172), reaffirming your institution's execution of the Amendment and Waiver Request, as amended by this Technical Correction, by 5:00 p.m. (Eastern Time), Monday, September 8, 2003. Should you have any questions, please feel free to contact me at 408-792-1107, Rick Dean of Scotia Capital at 212-225-5276 or Alok Garg of Scotia Capital at 212-225-5463.

Thank you for your cooperation with this request.

Sincerely,
CALPINE CORPORATION

/s/ MICHAEL THOMAS
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Michael Thomas
Senior Vice President and Treasurer


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